Exhibit 99.1

Hercules Offshore Completes the Acquisition of Liftboat Fleet From Danos & Curole

HOUSTON, Nov. 8 /PRNewswire-FirstCall/ — Hercules Offshore, Inc. (Nasdaq: HERO), a jack-up drilling and liftboat contractor, today completed the previously disclosed acquisition of a fleet of eight liftboats from Danos & Curole Marine Contractors, LLC for $44 million. Three of the acquired liftboats have leg lengths ranging from 130 to 230 feet and are located in the U.S. Gulf of Mexico. These liftboats are currently operating under short-term contracts. A fourth liftboat located in the Gulf of Mexico was damaged during Hurricane Katrina and its condition is being evaluated.

The remaining four liftboats, which have leg lengths ranging from 130 to 170 feet, are currently operating in Nigeria. Danos & Curole will continue to operate these four vessels under an operating agreement until Hercules has established its own operations in Nigeria. This operating agreement expires in September 2006, and can be terminated earlier by Hercules upon 30 days’ notice to Danos & Curole.

If the vessel damaged in Hurricane Katrina is determined to be a constructive total loss, the purchase price will be reduced by the amount of insurance proceeds Danos & Curole recovers. However, if the vessel can be repaired, Danos & Curole will conduct the repairs and Hercules will pay a portion of the salvage cost and reimburse any deductible amounts Danos & Curole is responsible for under its insurance policies covering the vessel. Danos & Curole would deliver the vessel to Hercules upon completion of repairs without payment of any additional consideration.

Randy Stilley, Chief Executive Officer and President of Hercules Offshore, commented, “We are extremely pleased to acquire this high quality fleet of liftboats. The addition of the Danos & Curole fleet is consistent with our strategy of acquiring liftboat assets and expanding our operations into international markets.”

Headquartered in Houston, Hercules Offshore owns a fleet of eight jackup drilling rigs and 47 liftboats. Through its two operating subsidiaries, Hercules Drilling Company and Hercules Liftboat Company, the company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.